Exhibit 10.34

Acceptance of Recapture Agreement

2019 Frontier Bonus Plan (FBP), Performance Retention Award (PRA) and Retention Award

This agreement is made as of February 13, 2019 (“Date of Award”) between Frontier Communications Corporation, a Delaware corporation (the “Company”) and NAME (the “Grantee”). The Company and the Grantee agree as follows:

1.

FBP Awards.  Notwithstanding anything in the Frontier Bonus Plan to the contrary, the Grantee agrees to repay to the Company any payments that have been received by the Grantee for the first, second and third quarter performance during 2019 if the Grantee leaves voluntarily for any reason or involuntarily for Cause as defined in Section 5 below, in either case, before the earlier of March 15, 2020 or the payout of the fourth quarter 2019 bonus.  If the repayment is made during 2019, the Company will adjust the Grantee’s final W-2 to reflect that the payments were not made.  If the repayment is made in 2020, the repayment will be made on an after-tax basis, so that you will repay the applicable portion of only your net, post-tax award.

2.

Performance Retention Award (PRA). The Performance Retention Award is in lieu of any Performance Share Award to which you may have been entitled to under any Employment Agreement or offer letter.  Your performance share award has been converted to a Performance Retention Award that can be earned based on quarterly goals and performance in the same manner and with the same metrics as your 2019 FBP Incentive. Notwithstanding anything in the following sentence to the contrary, the Committee has implemented a recapture provision on this Award such that if you leave voluntarily for any reason or involuntarily for Cause, in either case, before the earlier of March 15, 2020 or the fourth quarter 2019 payment, if any, you must repay to the Company the sum of all 2019 PRA payouts you have received during the year.  Further, you must repay to the Company 2/3rd or 1/3rd of the Award if you leave voluntarily for any reason or involuntarily for Cause, in either case, between February 13, 2020 and February 12, 2021 (2/3 repayment) or February 13, 2021 and February 12, 2022 (1/3 repayment) as the case may be.  If the repayment is made during 2019, the Company will adjust the Grantee’s final W-2 to reflect that the payments were not made.  If the repayment is made in 2020 or later, the repayment will be made on an after-tax basis, so that you will repay the applicable portion of only your net, post-tax award.

3.

The Retention Award. The Retention Award is in lieu of any Restricted Share Award to which you may have been entitled to under any Employment Agreement or offer letter.  Your Restricted Stock Award has been converted to a Retention Award that will be fully paid to you shortly after the Company receives this fully executed Acceptance Agreement from you. The Committee has implemented a recapture provision on this Award such that if you leave voluntarily for any reason or involuntarily for Cause, in either case, prior to February 12, 2020 you must repay to the Company the full Award value.  Further, you must repay to the Company 2/3rd or 1/3rd of the Award if you leave voluntarily for any reason or involuntarily for Cause, in either case, between February 13, 2020 and February 12, 2021 (2/3 repayment) or February 13, 2021 and February 12, 2022 (1/3 repayment) as the case may be.  If the repayment is made during 2019 the Company will adjust the Grantee’s final W-2 to reflect that the payments were not made.  If the repayment is made in 2020 or later, the repayment will be made on an after-tax basis, so that you will repay the applicable portion of only your net, post-tax award.

4.	Tax Withholding. The Company may withhold from any and all amounts payable to you such federal, state and local taxes as the Company determines in its sole discretion may be required.

5.

Cause. “Cause” means your (a) willful and continued failure (other than as a result of physical or mental illness or injury) to perform your material duties to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company, which demand shall identify and describe each failure with sufficient specificity to allow you to respond, (b) willful or intentional conduct, including but not limited to Misconduct, that causes material and demonstrable injury, monetary or otherwise, to the Company or conviction of, or a plea of nolo contendere to, a crime constituting (i) a felony under the laws of the United States or any State thereof, or (ii) a misdemeanor involving moral turpitude. For these purposes, no act or failure to act on your part shall be considered “willful” or “intentional” unless it is done or omitted to be done by you in bad faith and without reasonable belief that your action or inaction was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

“Misconduct” means any of the following, as determined by the Committee in good faith: (i) violating any agreement between the Company and the Grantee, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (ii) competing with the company by working for, managing, operating, controlling or participating in the ownership, operation or control of, any company or entity which provides telephone, Internet or video products or services, (iii) violating the Company’s Code of Business Conduct and Ethics; (iv) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy; (v) improperly disclosing or otherwise misusing any confidential information regarding the Company; (vi) unlawful trading in the Company’s securities or of another company based on information gained as a result of the Grantee’s employment or other relationship with the Company; (vii) engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company; or (viii) commission of a felony or other serious crime; or (ix) engaging in any activity which constitutes gross misconduct including, but not limited to, sexual harassment.

6.

Death and Total and Disability.  In the event of the Death or Disability of a Grantee during any or all of the recapture periods, any potential amounts to be recaptured will be forgiven.  For purposes of this section, Disability is defined as becoming eligible for Long-Term Disability payments under the Company’s Long-Term Disability program.

Acceptance

By signing below, I hereby agree to the provisions of this letter.  I understand that I will not have a contract of employment with the Company for a specific period of time.  I further agree to abide by the policies and procedures established by the Company.

Name	Date